CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

DISTRIBUTION AGREEMENT

AGREEMENT made as of the 30th day of September, 2020 by and between CPG Cooper Square International Equity, LLC, a Delaware limited liability company, with its principal office and place of business at 805 Third Avenue, New York, New York 10022 (the "Fund"), and Foreside Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 ("Foreside").

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified closed-end management investment company and operates as a hybrid continuously offered, periodically redeemed non-interval fund, and is authorized to issue interests in the Fund ("Units") in multiple classes pursuant to the terms of an exemptive relief order (the "Order") issued by the Securities and Exchange Commission (the "SEC");

WHEREAS, the Fund desires to retain Foreside as its principal underwriter and exclusive distributor in connection with the offering of Units of the Fund;

WHEREAS, Foreside is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the Financial Industry Regulatory Authority ("FINRA");

WHEREAS, this Agreement has been approved by a vote of the Fund's board of directors (the "Board") and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, Foreside is willing to act as principal underwriter and exclusive distributor for the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Offering of Units; Foreside's Duties; Other Related Terms and Conditions.

(a)          The Fund proposes to issue, sell and repurchase Units in accordance with its Prospectus. As used in this Agreement, the term "Prospectus" shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto of the Fund under the Securities Act of 1933 as amended (the "1933 Act") and the 1940 Act.

(b)          The Fund reserves the right to suspend the offering of Units at any time in its absolute discretion, and upon notice of such suspension Foreside shall cease to offer Units.

(c)          Notwithstanding anything to the contrary in this Agreement, only officers or employees of Central Park Advisers, LLC, the Fund's investment adviser (the "Adviser") who are licensed as registered representatives of Foreside ("Adviser Reps") or Financial Intermediaries (as defined below) shall solicit potential investors, distribute marketing materials and subscription and other materials to potential investors, or otherwise service or assist in the offering of the Units during the term of this Agreement.

(d)          All investor certifications ("Investor Certificate") and subscriptions for Units shall be directed to the Fund or its agent for acceptance and shall not be binding until accepted by the Fund. The Fund or its designated agent, in its sole discretion, may refuse to accept any order for the purchase of Units.

(e)          Neither Foreside nor any other person is authorized by the Fund to give any information or to make any representations in connection with the offer and sale of Units other than as is contained in the Prospectus or any written supplements thereto, the Investor Certificate and the Fund's approved advertising materials and sales literature as prepared by the Fund or the Adviser and provided by the Fund or the Adviser for use with investors and potential investors (all such materials being referred to herein as the "Offering Materials") or as approved in writing by the Fund or its agents.

(f)           Foreside agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations. Foreside agrees to furnish promptly to the Fund any comments provided by regulators with respect to such materials.

(g)          Foreside shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by Foreside, if any.

2.           Definitions.

All capitalized terms used in this Agreement which are not separately defined herein shall have the respective meanings set forth in the Prospectus.

3.           Distribution of Units.

(a)          Subject to the terms and conditions set forth herein, the Fund hereby appoints Foreside as its principal underwriter and exclusive distributor for the sale and distribution of Units of the Fund. Subject to the performance in all material respects by the Fund of its obligations hereunder, and to the completeness and accuracy in all material respects of all of the representations and warranties of the Fund contained herein, Foreside agrees to act as agent of the Fund for distribution of the Units, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus and the Investor Certificate. Foreside shall devote its best efforts to effect sales of Units of the Fund but shall not be obligated to sell any certain number of Units. Furthermore, Foreside shall not have any liability to the Fund in the event that any applicant fails to consummate the purchase of Units for any reason other than Foreside's willful misconduct or gross negligence.

(b)          All orders for Units shall be made through Financial Intermediaries (as defined herein) or directly to the Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Units in uncertificated form.

(c)          Subject to applicable law and as requested by the Fund, the Fund will be offered by registered investment advisers and, additionally, by financial intermediaries with whom Foreside shall have entered into agreements ("Selling Agents") (such financial intermediaries, together with such registered investment advisers, being referred to collectively herein as "Financial Intermediaries"). Foreside shall, at the request of the Fund, enter into agreements with Financial Intermediaries in order that such Financial Intermediaries may sell Units of the Fund. The form of any dealer agreement, and the compensation to be paid thereunder, shall be approved by the Fund's Board. Foreside shall not be obligated to make any payments to Financial Intermediaries or other third parties, unless (i) Foreside has received a corresponding payment from the Fund's plan of distribution (adopted pursuant to the terms of the Order and in compliance with Rule 12b-1 under the 1940 Act) and (ii) such corresponding payment has been approved by the Fund's Board.

(d)          Both Foreside and the Fund have established the following procedures in connection with the offer and sale of Units and agree that neither party will make offers or sales of any Units except in compliance with such procedures:

(i)	Offers and sales of Units will be made only to investors that are "qualified clients," as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended.

(ii)	All applications for Units and payments therefor shall be made pursuant to the terms and conditions set forth in the Prospectus and Investor Certificate.

(iii)	No sale of Units to any one investor will be for less than the minimum denominations as may be specified in the Prospectus or as the Fund shall advise.

(iv)	No offer or sale of any Units shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where such Units have not been registered or qualified for offer and sale under applicable state securities laws unless such Units are exempt from the registration or qualification requirements of such laws.

(e)          The Fund agrees that no Units shall be offered in any jurisdiction outside the United States (a "Foreign Jurisdiction") unless:

(i)	The Fund notifies Foreside of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) the applicable Foreign Jurisdiction; (B) whether, and, if so, with which regulatory authorities the Fund may need to be registered and confirmation that Foreside does not need to be registered in such Foreign Jurisdiction in connection with such offering; (C) to whom the Units are proposed to be offered; (D) if outside the United States, the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Units will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Foreside may reasonably deem relevant.

(ii)	The Fund shall certify to Foreside that, based on the activity of the Adviser Reps or applicable Financial Intermediaries, the Fund has taken all necessary action to comply with the laws and regulations of such Foreign Jurisdiction to offer and sell its Units in the Foreign Jurisdiction including registration of such Units, if required.

(f)           All subscriptions for Units shall be made through Financial Intermediaries or Adviser Reps and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and the Prospectus. The Fund shall give notice of such determination to the individual subscriber and the Financial Intermediary or Adviser Rep responsible for the subscription.

(g)          For purposes of the offering of Units, the Fund will furnish to Foreside copies of the Offering Materials in such numbers as Foreside may reasonably request for purposes of the offering. Foreside shall authorize the Adviser Reps and the Financial Intermediaries to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Offering Materials.

(h)          Notwithstanding anything herein to the contrary, Foreside shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered; provided that Foreside shall at all times be registered as a broker-dealer with the SEC under the 1934 Act.

4.           Representations, Warranties and Covenants of the Fund.

The Fund represents and warrants to, and agrees with, Foreside that:

(a)          The Fund has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties to conduct its business as described in the Prospectus.

(b)          Units to be or which may be issued by the Fund have been duly authorized for issuance and sale and, when issued and delivered by the Fund, Units will conform to all statements relating thereto contained in the Prospectus.

(c)          The issue and sale of Units and the execution, delivery and performance of the Fund's obligations under the Prospectus will not result in the violation of any applicable law, and all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Units, including registration of the Units under the 1933 Act and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Units are being offered.

(d)          The Fund will apply the proceeds from the sale of Units for the purposes set forth in the Prospectus.

(e)          Offering Materials will be, as of the closing date of each sale of Units in respect of which it is used (a "Closing Date"), true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are made.

(f)           The Fund agrees to advise Foreside as soon as practicable of any situation, factual circumstances, or the occurrence of any event or other change, which results in a breach of Section 4(e) of this Agreement. The Fund recognizes and confirms that Foreside (i) will be using and relying on the information in the Offering Materials in performing the services contemplated hereunder, (ii) does not assume responsibility for the accuracy or completeness of such information or of the Offering Materials and (iii) will not make any appraisal of any assets of the Fund.

(g)          This Agreement has been duly authorized, executed and delivered by the Fund and, assuming Foreside's execution hereof, will constitute a valid and binding agreement of the Fund.

(h)          Prior to and on the effective date of this Agreement, neither the Fund, nor to the knowledge of the Fund, any person acting on behalf of the Fund, has directly or indirectly offered or sold, or attempted to offer or sell any Units to or solicited offers to buy any Units from, or otherwise approached or negotiated with respect thereto with, any prospective investor (other than the Fund's investment adviser and/or sub-investment adviser) in connection with the distribution of Units.

(h)          The Fund agrees to advise Foreside promptly in writing:

(i)            of any claim or complaint or any enforcement action or other proceeding against the Fund, any person who controls the Fund, or any of their officers or directors, in connection with the offering and sale of Units, to the extent permitted by law;

(ii)           in the event of the issuance by the Securities and Exchange Commission (the "SEC") of any stop-order suspending the effectiveness of the Prospectus then in effect or the initiation of any proceeding for that purpose; and

(iii)          in the event that it determines to suspend the sale of Units at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Units of the Fund at any time as permitted by the 1940 Act or the rules of the SEC.

5.           Additional Covenants of the Fund.

The Fund covenants and agrees with Foreside as follows:

(a)          Foreside and Foreside's counsel shall be furnished with such documents as Foreside and counsel may reasonably require from time to time for the purpose of enabling Foreside to serve as principal underwriter and exclusive distributor as herein contemplated or to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

(b)          If an event occurs, or any situation or factual circumstances arise, which in the opinion of counsel to the Fund materially affects the Fund and which should be set forth in an amendment or supplement to the Prospectus in order to make the statements in the Prospectus not misleading in light of the circumstances under which they are made, the Fund will notify Foreside as promptly as practicable of the occurrence of such event and prepare and furnish to Foreside, if applicable, copies of an amendment or supplement to the Prospectus, in such reasonable quantities as Foreside may request in order that the Prospectus will not contain any untrue statement of any material fact or omit to state a material fact which in the opinion of such counsel is necessary to make the statements therein not misleading in light of the circumstances under which they are made.

6.           Representations and Warranties of Foreside.

Foreside represents and warrants that:

(a)          It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine.

(b)          It is empowered and duly authorized under applicable laws and by its organizational documents to enter into this Agreement and perform its obligations under this Agreement, and has duly executed and delivered this Agreement.

(c)          All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement.

(d)          It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(e)          This Agreement, when executed and delivered, will constitute a legal, valid and binding agreement of Foreside.

(f)          The performance by Foreside of its obligations under this Agreement does not and will not contravene any provision of its organizational documents.

(g)          Foreside has and will maintain all licenses and registrations necessary under applicable law and regulations to provide the services required to be provided by Foreside hereunder.

(h)          Foreside has not and will not solicit any offer to buy or offer to sell Units in any manner which would be inconsistent with applicable laws and regulations, including the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA (including Rule 2341) or with the procedures for solicitations contemplated by the Prospectus.

7.           Compensation of Foreside.

(a)          Foreside will receive no separate fee, payment or other remuneration for its services under this Agreement except as provided in this Section 7(a). Foreside may receive a fee with respect to certain Classes of Units, pursuant to and as described in the Fund's Rule 12b-1 Plan.

(b)          Except as may otherwise be agreed to by the Fund, Foreside shall be responsible for the payment of all costs and expenses incurred by Foreside in connection with the performance of its obligations under this Agreement.

(c)          Foreside shall pay all expenses relating to its licenses and registrations necessary under applicable law and regulations to provide the services described herein, and shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services contemplated herein.

8.           Indemnification; Notification of Claims.

(a)          Notwithstanding anything in this Agreement to the contrary, Foreside shall not be responsible for, and the Fund shall indemnify and hold harmless Foreside, its employees, directors, officers and managers and any person who controls Foreside within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (for purposes of this Section 8, "Foreside Indemnitees") from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character arising out of or attributable to all and any of the following (for purposes of this Section 8, a "Foreside Claim):

(i)	any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, bad faith, gross negligence, or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)	any untrue statement of a material fact contained in the Offering Materials or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection with the preparation of the Prospectus or any other Offering Materials by or on behalf of Foreside;

(iii)	any material breach of the Fund's agreements, representations, warranties, and covenants in Sections 4 and 5 of this Agreement; or

(iv)	the reliance on or use by Foreside or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or any agent of the Fund provided pursuant to Section 5(a).

(b)          Foreside will indemnify, defend and hold the Fund and its officers and directors and any person who controls the Fund within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (collectively, the "Fund Indemnitees" and, with the Foreside Indemnitees, an "Indemnitee"), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all or any of the following (for purposes of this Section 8(b), a "Fund Claim" and, with a Foreside Claim, a "Claim"):

(i)	any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement, provided that such action (or omission to act) is not taken in good faith or is taken with willful misfeasance, gross negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

(ii)	any untrue statement of a material fact contained in the Offering Materials, any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing in connection with the preparation of the Offering Materials by or on behalf of Foreside; or

(iii)	any material breach of Foreside's representations and warranties set forth in Section 6 hereof.

(c)          The Fund or Foreside (for purpose of this Section 8(c), an "Indemnifying Party") may assume the defense of any suit brought to enforce any Foreside Claim or Fund Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if the other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)          An Indemnitee shall provide notice to the Indemnifying Party of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served, which notice shall refer to the Person or Persons against whom the action is brought; provided that the failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(e)          The provisions of this section and the parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Units made pursuant to subscriptions obtained by Foreside. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

9.           Representations and Indemnities to Survive Delivery.

The agreements, representations, warranties, indemnities and other statements of the parties and their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of Foreside, or the Fund, any members, directors or officers of any of the foregoing or any person controlling any of the foregoing, and (iii) acceptance of any payment for Units hereunder. The provisions of this Section 9 shall survive the termination or cancellation of this Agreement.

10.         Effective Date and Term of Agreement.

This Agreement shall become effective for all purposes on the date the Fund commences investment operations, and shall continue in effect for two years from such date. Thereafter, this Agreement shall continue in effect from year to year, provided that each such continuance is approved annually by (i) the Fund's Board, including the vote of a majority of the Directors who are not "interested persons" of the Fund (as defined by the 1940 Act) or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

11.         Termination.

This Agreement may be terminated as follows:

(a)          Either party may terminate this Agreement without cause by written notice to the other on not less than 30 days' notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the other party, by written notice to such other party at any time.

(b)          By written notice to the Fund, Foreside may terminate this Agreement at any time if (i) there has been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, of the Fund, which, in Foreside's sole opinion, will make it inadvisable to proceed with the delivery of Units; (ii) there has occurred any outbreak of hostilities or other domestic or international calamity or crisis the effect of which on the financial markets is so substantial and adverse as to make it, in Foreside's judgment, impracticable to market Units or enforce contracts for the sale of Units; and (iii) any order suspending the sale of Units shall have been issued by any jurisdiction in which a sale or sales of Units shall have been made, or proceedings for that purpose shall have been initiated or, to Foreside's best knowledge and belief, shall be contemplated.

(c)          This Agreement shall terminate automatically in the event of its "assignment" as such term is defined by the 1940 Act and the rules thereunder.

12.         Delegation of Powers.

Foreside shall be entitled to delegate all or any of its duties, functions or powers under this Agreement to another person as sub-agents, subject to the provisions of the 1940 Act. However, Foreside shall be solely responsible for the acts and omissions of any such sub-agent and for the payment of any remuneration to such sub-agent.

13.         Notices.

All communications required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address set forth below unless and until changed by Foreside or the Fund, as the case may be. Notice shall be given to each party at the following addresses:

If to Foreside:

Foreside Fund Services, LLC

Three Canal Plaza

Portland, Maine 04101

Attn: Legal Department

Fax: (207) 553-7151

If to the Fund:

CPG Cooper Square International Equity, LLC

805 Third Avenue, 18th Floor
New York, New York 10022
Attn: Principal Executive Officer
Fax: (212) 813-1543

14.         Miscellaneous.

(a)          This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and no other person shall have any right or obligation hereunder.

(b)          This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. If required under the 1940 Act, any such amendment must be approved by the Fund's Board, including a majority of the Fund's Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting or in such other manner as permitted by the SEC for the purpose of voting on such amendment. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

15.         Governing Law.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without giving effect to the conflicts of laws, principles and rules thereof.

If the foregoing correctly sets forth the understanding between the parties, acceptance shall be indicated in the space provided below whereupon this letter will form a valid and binding contract among the signers in accordance with its terms.

Very truly yours,

CPG Cooper Square InternationaL Equity, LLC

By:
Name:
Title:

Agreed to and accepted:

FORESIDE FUND SERVICES, LLC

By:
Name:	Mark Fairbanks
Title:	Vice President